Exhibit 10(ggg)

















                           CONSULTING AGREEMENT

                                  between

                        CIRCUS CIRCUS CASINOS, INC.

                                    and

                             LAKEVIEW COMPANY
ARTICLE I - Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.1  Affiliate. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2  Annual Consulting Fee. . . . . . . . . . . . . . . . . . . . . .1
     1.3  Lakeview.. . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.4  Circus . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.5  Commission . . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.6  Compensation . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.7  Effective Rate . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.8  Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.9  General Manager. . . . . . . . . . . . . . . . . . . . . . . . .2
     1.10 Impositions. . . . . . . . . . . . . . . . . . . . . . . . . . .2
     1.11 Insurance Requirements . . . . . . . . . . . . . . . . . . . . .2
     1.12 Legal Requirements . . . . . . . . . . . . . . . . . . . . . . .2
     1.13 Operating Accounts . . . . . . . . . . . . . . . . . . . . . . .3
     1.14 Operating Year . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.15 Out-of-Pocket Costs. . . . . . . . . . . . . . . . . . . . . . .3
     1.16 Resort . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.17 Resort Standard. . . . . . . . . . . . . . . . . . . . . . . . .3
     1.18 Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     1.19 Terminating Event. . . . . . . . . . . . . . . . . . . . . . . .3

ARTICLE II - Term. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.1  Initial Operating Term . . . . . . . . . . . . . . . . . . . . .3

ARTICLE III - Operation of the Resort. . . . . . . . . . . . . . . . . . .4
     3.1  Use and Standard of Operation. . . . . . . . . . . . . . . . . .4
     3.2  Personnel. . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.3  Bank Accounts. . . . . . . . . . . . . . . . . . . . . . . . . .5
     3.4  Working Capital and Inventories. . . . . . . . . . . . . . . . .5
     3.5  Lakeview to Bear All Operating Expenses. . . . . . . . . . . . .5
     3.6  License, Permits and Other Documents . . . . . . . . . . . . . .6

ARTICLE IV - Repairs and Alterations . . . . . . . . . . . . . . . . . . .6
      4.1 Repairs and Maintenance. . . . . . . . . . . . . . . . . . . . .6
      4.2 Emergency Repairs. . . . . . . . . . . . . . . . . . . . . . . .6

ARTICLE V - Consulting Fee . . . . . . . . . . . . . . . . . . . . . . . .7
      5.1 Annual Consulting Fee. . . . . . . . . . . . . . . . . . . . . .7
      5.2 Time and Manner of Payment . . . . . . . . . . . . . . . . . . .7

ARTICLE VI - Insurance . . . . . . . . . . . . . . . . . . . . . . . . . .7
      6.1 Insurance to Be Maintained During Term . . . . . . . . . . . . .7
      6.2 Endorsements . . . . . . . . . . . . . . . . . . . . . . . . . .8
      6.3 Parties Insured. . . . . . . . . . . . . . . . . . . . . . . . .8
      6.4 Waiver of Subrogation. . . . . . . . . . . . . . . . . . . . . .9
      6.5 Blanket Insurance. . . . . . . . . . . . . . . . . . . . . . . .9

ARTICLE VII - Termination. . . . . . . . . . . . . . . . . . . . . . . . .9
      7.1 Termination Based Upon Events of Default . . . . . . . . . . . .9
      7.2 Certain Rights on Termination. . . . . . . . . . . . . . . . . 10

ARTICLE VIII - Right to Perform Covenants of Defaulting Party. . . . . . 11

ARTICLE IX - Destruction . . . . . . . . . . . . . . . . . . . . . . . . 11
      9.1 Substantial Damages. . . . . . . . . . . . . . . . . . . . . . 11
      9.2 Partial Damage . . . . . . . . . . . . . . . . . . . . . . . . 12

ARTICLE X - Assignment . . . . . . . . . . . . . . . . . . . . . . . . . 12
      10.1     Assignment by Circus. . . . . . . . . . . . . . . . . . . 12

ARTICLE XI - Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . 13
      11.1     Approvals . . . . . . . . . . . . . . . . . . . . . . . . 13
      11.2     No Waiver . . . . . . . . . . . . . . . . . . . . . . . . 13
      11.3     Successors and Assigns. . . . . . . . . . . . . . . . . . 13
      11.4     Circus  Right to Close Resort . . . . . . . . . . . . . . 13
      11.5     Indemnification . . . . . . . . . . . . . . . . . . . . . 13
      11.6     Notices . . . . . . . . . . . . . . . . . . . . . . . . . 14
      11.7     Amendments. . . . . . . . . . . . . . . . . . . . . . . . 14
      11.8     Entire Agreement. . . . . . . . . . . . . . . . . . . . . 14
      11.9     Applicable Law. . . . . . . . . . . . . . . . . . . . . . 14
      11.10    Extensions for Force Majeure. . . . . . . . . . . . . . . 15
      11.11    Time. . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      11.12    Confidentiality . . . . . . . . . . . . . . . . . . . . . 15
      11.13    Relationship. . . . . . . . . . . . . . . . . . . . . . . 15
      11.14    Attorneys  Fees . . . . . . . . . . . . . . . . . . . . . 15
      11.15    Construction and Interpretation . . . . . . . . . . . . . 15
      11.16    Counterparts. . . . . . . . . . . . . . . . . . . . . . . 16


                           CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT ( Agreement ) is entered into as of June 1, 1995 (the Effective Date ) between CIRCUS CIRCUS CASINOS, INC., a Nevada corporation ( Circus ) and LAKEVIEW COMPANY, a
Nevada general partnership ( Lakeview ).


                             R E C I T A L S:

     This Agreement is entered into upon the basis of the following facts, understandings and intentions of the parties:

     A. Capitalized terms used in these Recitals shall have the meaning ascribed to them elsewhere in this Agreement.

     B. Lakeview desires to secure and retain, and Circus is prepared to provide to Lakeview, consulting services in the management of the Resort for the account of Lakeview, all upon the terms and conditions of this Agreement.

     C. Lakeview and Circus desire to enter into this Agreement and to set out their understandings with respect to the management of the Resort.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and promises herein contained and the receipt of other valuable consideration which is acknowledged, the parties hereto agree as follows:

                                 ARTICLE I

                                Definitions

     This Agreement uses the following defined terms:

     1.1 Affiliate. With respect to a specified person or entity, any person or entity who directly or indirectly controls, is controlled by, or is under common control with the specified person or entity; provided, however, that for the purposes of this Agreement, Lakeview shall not be deemed an Affiliate of Circus.

     1.2  Annual Consulting Fee.  As defined in Section 6.1.

     1.3  Lakeview. As defined in the Preamble.

     1.4  Circus. As defined in the Preamble.

     1.5 Commission. The Nevada Gaming Commission and any other governmental authorities with the responsibility of regulating and licensing gaming activities in the State of Nevada.

     1.6 Compensation. With respect to a specified person, such person s salary (including payroll taxes) or other compensation, including annual bonuses and fringe benefits payable to or with respect to the employees of Circus or its Affiliates, prorated where applicable to take into account the portion of such employees time devoted or allocated to providing such services; provided, however, that the term compensation shall not include salaries or fringe benefits paid or payable to the executive officers of Circus or its Affiliates.

     1.7 Effective Rate. A rate of interest per annum of two percent (2%) above the prime rate of Bank of America, N.T. & S.A. on the date the determination is made, for its most creditworthy commercial customers not to exceed, however, the highest rate of interest then allowable under the usury laws of the State of Nevada, as modified by any federal preemption, such rate of interest to be determined as of the last business day of each month included in any period for which interest is charged hereunder, such adjustment to take effect on the first day of the succeeding month.

     1.8 Force Majeure. Strikes, lockouts, labor disputes, acts of God, fire, flood, earthquake or other casualty, pestilence, war, civil strike, riot, embargo, inability to procure or general shortages of labor or materials in the open market, governmental restrictions, emergency acts, or any other circumstances or cause beyond the reasonable control of Lakeview or Circus, whichever shall be applicable.

     1.9 General Manager. The person employed or assigned to manage the Resort.

     1.10 Impositions. All taxes, assessments, water, sewer or other rents, rates and charges, levies, license fees, permit fees, inspection fees, and any other charges assessed or imposed on or with respect to the Resort or the operations conducted at the Resort.

     1.11 Insurance Requirements. All terms of each insurance policy and all orders, rules, regulations and other requirements of the National Board of Fire Underwriters applicable to the Resort (including any portion or department thereof) or the construction, furnishing, equipping or operation thereof; but excluding recommendations of the insurance carriers.

     1.12 Legal Requirements. All laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all government and governmental authorities (including, without limitation, the Commission and all appropriate alcoholic beverage control authorities) and public utilities which now or hereafter may be applicable to the Resort (including any portion or department thereof) or the construction, furnishing, equipping or operation thereof or to Circus in its performance of the Agreement.

     1.13 Operating Accounts. As defined in Section 3.3.

     1.14 Operating Year. Each fiscal year of Lakeview (January 1 - December 31) included in the Term, except that the first Operating
Year shall commence as of the date hereof and shall end on December 31, 1995 , and the last Operating Year shall end on the last day of the Term, unless sooner terminated pursuant to the provisions of this Agreement.

     1.15 Out-of-Pocket Costs. All reasonable out-of-pocket expenses incurred by Circus or its Affiliates in connection with any services rendered by Circus or its Affiliates, and reasonable out-of-pocket costs incurred by employees of Circus or its Affiliates in connection with any services rendered hereunder by Circus or its Affiliates; provided, however, that the term Out-of-Pocket shall not include the Compensation of executive officers of Circus or its Affiliates.

     1.16 Resort. The property commonly known as The Gold Strike
Inn and Casino near Boulder City, in the unincorporated area of Clark County, Nevada.

     1.17 Resort Standard. The operations of the Resort and the repair and maintenance of the facilities constituting the Resort shall be maintained in accordance with the following standard, which is referred to herein as the Resort Standard : (i) with respect to the maintenance and repair of the physical plant, the standard shall be the level of condition, quality, and finish that exists as of the date of this Agreement (subject only to Force Majeure); and (ii) with respect to the operations of each element of the Resort, consistent with the historic operation of the Resort, and with the same diligence, quality and care, as Circus currently operates its existing casino and hotel operations in Nevada (without depletion of adequate levels of supplies, inventory, and consumables to continue operations at the required level) and without depleting supplies, inventories or consumables.

     1.18 Term. As defined in Section 2.1.

     1.19 Terminating Event. The date on which all of the shareholders, executive officers and directors of the corporations which are partners of Lakeview cease to be members of the Board of Directors or executive officers of Circus Circus Enterprises, Inc. or an Affiliate.


                                ARTICLE II

                                   Term

     2.1 Initial Operating Term. This Agreement shall commence on June 1, 1995 and shall continue until a Terminating Event, or the termination of this Agreement pursuant to any other provision hereof.


                                ARTICLE III

                          Operation of the Resort

     3.1  Use and Standard of Operation.

          3.1.1 Circus shall provide executive level management and direction to Lakeview, performing all of the functions and providing all of the direction that would otherwise be provided at a Circus property by management personnel above the levels of General Manager and Controller. Lakeview shall use the Resort solely for the operation of a casino and hotel business.

          3.1.2 The Resort shall be operated as an independent resort using the name Gold Strike Inn & Casino in such a manner and organization that Lakeview, through its employees, is fully staffed, trained and equipped to conduct all of the operations necessary to operate the Resort to the Resort Standard, subject to the executive level management services provided by Circus. Circus shall use reasonable efforts to maintain this level of independent operation of Lakeview such that at the end of the Term, Lakeview shall be fully staffed, trained and equipped to continue the operations of the Resort pursuant to the Resort Standard, needing only alternative executive management to oversee and direct the activities of the General Manager and the other employees of Lakeview.

          3.1.3 Notwithstanding anything in this Section 3.1 or elsewhere in this Agreement to the contrary, Circus shall be excused from its obligation to operate the Resort in conformity with the Resort Standard: (i) to the extent and whenever Circus shall be prevented from compliance with such standard by Force Majeure; (ii) to the extent of any material breach by Lakeview of any provision hereof which prevents compliance by Circus of any provision hereof which prevents compliance with such standard;
(iii) to the extent and whenever there are insufficient funds of Lakeview available for Circus to expend with respect to the Resort;
(iv) to the extent inconsistent with the direction of any director or senior officer of Circus Circus Enterprises, Inc. or its Affiliates, who holds a position with Lakeview or is a shareholder, director or officer of a corporate partner of Lakeview, and (v) to the extent required to comply with legal requirements.

     3.2  Personnel.

          3.2.1 Circus may, with the consent of Lakeview, assign one or more of the employees of Circus or one of its Affiliates to the Resort on a temporary basis. Lakeview shall reimburse Circus for the Compensation and Out-of-Pocket Expenses of such employees, which shall be reasonable for the services rendered or to be rendered; provided, however, that Lakeview shall not be liable to reimburse Circus for any Compensation given to the executive officers of Circus or its Affiliates, whether or not they render services to Lakeview, it being the agreement that the Annual Consulting Fee is intended to provide compensation to Circus or its Affiliates for the services rendered by its executive officers pursuant to this Agreement.

          3.2.2     Circus shall, as directed by Lakeview,
negotiate and make agreements with labor unions, if any employees are union members.

     3.3 Bank Accounts. Lakeview shall deposit all moneys advanced by Lakeview as working capital in a bank or banks selected by Lakeview, and in accounts bearing the name of Lakeview ( Operating Accounts ). Lakeview shall deposit all moneys received from the operations of the Resort in the Operating Accounts. The General Manager and the shareholders of the corporate partners of Lakeview shall have signing authority over the Operating Accounts. Funds in the Operating Accounts shall be used to pay all costs and expenses incurred in connection with the operation of the Resort including all amounts required to perform Circus obligations hereunder and all payments due to Circus for services performed under this Agreement.

     3.4 Working Capital and Inventories. Lakeview shall be solely responsible for providing sufficient funds, inventories and supplies for the operation of the Resort. At all times, sufficient funds shall be on hand in the Operating Accounts to assure the timely payment of all costs and expenses incurred in connection with opening, operation, maintenance and repair of the Resort (including all fees, charges and reimbursements payable to Circus and its Affiliates and their employees hereunder). Such working capital shall include, without limitation, amounts sufficient to satisfy applicable law and amounts sufficient for maintenance of change and petty cash funds and operating bank accounts, payrolls, prepaid expenses and funds required to maintain inventory, operating supplies and operating equipment.

     3.5 Lakeview to Bear All Operating Expenses. In performing its duties hereunder during the Term, Circus shall act solely for the account of and as agent of Lakeview. Subject to the terms and conditions of this Agreement, all expenses incurred by Circus, its Affiliates or their employees pursuant to this Agreement shall be borne exclusively by Lakeview. Circus, its Affiliates or their employees shall be reimbursed for all Compensation (except Compensation of Circus executive officers) and Out-of-Pocket Expenses reasonably incurred in rendering services to the Resort. Circus, its Affiliates and their employees shall in no event be required under this Agreement to advance any of its funds for the operation of the Resort, nor shall Circus, any of its Affiliates or their employees be required to incur any liability in connection therewith unless Lakeview shall have furnished Circus with funds necessary for the discharge thereof. Circus shall have the right, but not the obligation: (i) to advance funds in payment of any expenses of the Resort, capital expenditures or any other expenditures which Lakeview is obligated to make pursuant to this Agreement or (ii) to take any action on behalf of Lakeview which Lakeview is obligated to take under this Agreement. If Circus pays any amount out of its own funds or takes any such action under the foregoing sentence, Lakeview shall repay Circus on demand all amounts so expended, with interest thereon at the Effective Rate from the date of expenditure by Circus to the date of repayment by Lakeview. The obligation of Lakeview under this Section 3.5 shall not be affected by any termination of this Agreement.

     3.6 License, Permits and Other Documents. During the Term, Lakeview shall make, execute and deliver any and all applications and other documents and shall otherwise cooperate to the fullest extent with Circus in applying for, obtaining and maintaining all required approvals, licenses and permits applicable to (or in any manner relating to) the Resort, the ownership and operation thereof, or the operation conducted at the Resort. Lakeview shall have the obligation during the Term to obtain and maintain all such approvals, licenses and permits, and nothing contained herein shall be construed to limit or diminish such obligation of Lakeview. Lakeview shall also make, execute and deliver such agreements, contracts, leases, applications, verifications, instruments and other documents desirable or required in connection with the operation of the Resort. Lakeview shall cooperate fully with Circus, in connection with Circus exercise of the rights and performance of the obligations set forth in this Article III.


                                ARTICLE IV

                          Repairs and Alterations

     4.1 Repairs and Maintenance. Lakeview shall care for the Resort in the same good order and condition and make all repairs necessary in order to comply with the Resort Standard and keep the Resort in the condition existing as of the commencement date of this Agreement. Lakeview shall make all alterations required for the proper maintenance and operation of the Resort in accordance with the Resort Standard.

     4.2 Emergency Repairs. Notwithstanding any provision in this Agreement to the contrary, if Circus shall, at any time, reasonably believe that (i) a dangerous condition exists at the Resort; (ii) repairs or alterations are required to comply with any applicable Legal Requirements or Insurance Requirements; or (iii) expenditures are required to eliminate a dangerous condition or to prevent further property damage arising out of fire, act of God, flood, earthquake or other casualty or other emergency, Circus may, but shall not be obligated to, cause and direct the employees of Lakeview to take all steps and make, at the expense of Lakeview, without Lakeview s prior approval if such approval cannot be timely obtained with reasonable effort, all reasonable expenditures necessary to cure such condition or make such repairs or alterations, or which are otherwise so required. Lakeview shall immediately, and in no case later than fourteen (14) days after notice from Circus, provide Circus with all funds required in connection with Circus performance of emergency repairs pursuant to this Section 4.2. Circus shall notify Lakeview as soon as reasonably practicable of any such emergency condition or situation but shall not incur any liability to Lakeview on account of its failure to provide such notification.


                                 ARTICLE V

                              Consulting Fee

     5.1 Annual Consulting Fee. For each Operating Year Circus shall be paid One Hundred Twenty Thousand and No/100 Dollars ($120,000.00) for its consulting services hereunder (the Annual Consulting Fee ). If any Operating Year is less than twelve (12) calendar months or if an Annual Consulting Fee is paid with respect to a portion of an Operating Year, the Annual Consulting Fee shall be prorated to reflect the number of days actually contained in such Operating Year for which payment is being made. Circus retains the right to renegotiate the Annual Consulting Fee to the extent that the executive level management services to be provided by Circus or the salaries of those employees of Circus providing such services exceed the levels currently contemplated by Circus and Lakeview. In the event Circus shall recommend an increase in the amount of the Annual Consulting Fee, it shall be entitled to terminate this Agreement in accordance with Section 7.1.3 if Lakeview shall not consent to the increase within five (5) days following receipt of such recommendation.

     5.2  Time and Manner of Payment.

          5.2.1 The Annual Management Fee shall be earned on a monthly basis during the Term and shall be due and payable on the last day of each month.


                                ARTICLE VI

                                 Insurance

     6.1 Insurance to Be Maintained During Term. Lakeview shall procure and maintain, at no cost to Circus, for the account of Circus and Lakeview, the insurance described below with respect to the Resort with responsible, financially sound and properly licensed companies.

          6.1.1 Commercial general liability insurance (including property damage, personal injury, liquor law liability, innkeeper s legal liability, advertising liability; automobile liability with respect to owned and non-owned vehicles; and garage liability and garage keeper s legal liability), with limits equal to customary limits on similar properties, but not less than $10,000,000 (or such greater amount reasonably requested in writing by Circus), combined single limit coverage for personal injury or death and for damage to property resulting from any occurrence. Such policies shall be specifically endorsed to provide that the insurance will be deemed primary.

          6.1.2 All risk insurance against fire and other risks included in the broad form extended coverage endorsement (including earthquake and flood coverage if available on commercially reasonable terms), insuring all real and personal property, in an amount not less than the full replacement cost value of the improvements to the Resort, such insurance to be written on a stipulated or agreed amount basis.

          6.1.3 Insurance on the Resort against loss or damage from an accident to and/or caused by boilers, heating apparatus, sprinklers, pressure vessels, pressure pipes, electrical or air conditioning equipment, in such reasonable amount as Lakeview shall deem advisable, or such greater amount as reasonably requested in writing by Circus.

          6.1.4 Business interruption insurance against the perils enumerated in Sections 6.1.2 and 6.1.3, in amounts reasonably determined by Lakeview, to the extent such business interruption insurance is available on commercially reasonable terms.

          6.1.5 Workers compensation, employer s liability and similar insurance as may be required by law or as Lakeview shall deem advisable, or such greater amount as reasonably requested in writing by Circus.

          6.1.6 Additional insurance required by Lakeview or any permitted mortgagee of the Resort.

          All such policies of insurance described above shall be in the form of occurrence insurance to the extent available on commercially reasonable terms. Lakeview shall provide Circus, upon written request, with duplicates of all insurance policies, as well as certificates of insurance for each policy maintained hereunder.

     6.2 Endorsements. Each policy of insurance provided for in this Article VII shall have attached thereto: (i) an endorsement that such policy shall not be canceled or materially changed without at least thirty (30) days prior written notice to Lakeview and Circus; and (ii) an endorsement to the effect that no action or omission of a party hereto shall affect the obligation of the insurer to pay the full amount of any loss sustained to the other party hereto and any other parties insured under such policy. The public liability policies shall have such endorsements as are required by Lakeview or Circus.

     6.3 Parties Insured. All policies of insurance obtained under this Article VI, to the extent so obtainable, shall be carried under the names of Lakeview and Circus, and losses thereunder shall be payable to the parties as their respective interests may appear. All liability insurance shall name Lakeview, Circus and their respective directors, officers, partners, agents, and employees as insureds. Any policy of business interruption insurance shall name Lakeview and Circus as insureds. The public liability insurance shall provide for severability of interest, provide that an act or omission of one of the insureds or additional named insureds which would void or otherwise reduce coverage shall not reduce or void the coverage as to the insured or other additional insureds, and afford coverage for all claims based on acts, omissions, injury and damage which occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period.

     6.4 Waiver of Subrogation. Neither Circus nor Lakeview shall assert against the other, and each does hereby waive with respect to the other to the extent it is legally possible to do so, any claims for any losses, damages, liabilities and expenses (including attorneys fees and disbursements) incurred or sustained by it on account of damage or injury to persons or property arising out of the ownership, operation or maintenance of the Resort, to the extent that the same are covered by the proceeds received as a result of insurance required under this Article VII or actually carried by the parties, so long as such waiver does not adversely affect such insurance coverage. Lakeview and Circus shall each cause all policies to contain a waiver of subrogation clause to the extent the same is available at commercially reasonably cost. The provisions of this Section 6.4 are intended to restrict each party (as permitted by law) to recovery against insurance carriers to the extent of such coverage and waive fully, and for the benefit of each, any rights and/or claims which might give rise to a right of subrogation in any insurance carrier.

     6.5 Blanket Insurance. Any insurance coverage provided by Lakeview as required under this Article VII may be effected under policies of blanket insurance which may cover other properties owned and managed by Lakeview or its Affiliates, and where applicable an allocable portion of the premiums therefor shall be charged to the operation of the Resort. Any policies or insurance maintained by Lakeview pursuant to the provisions of this Article VII may contain such deductible provisions and such other provisions as are customary.


                                ARTICLE VII

                                Termination

     7.1  Termination Based Upon Events of Default.

          7.1.1 Events of Default on the Part of Either Party. The following shall constitute events of default hereunder on the part of defaulting party (as defined):

               7.1.1.1   The failure of either party (the
 defaulting party ) to pay to the other party (the non-defaulting party ) any sum which may become due hereunder within fifteen (15) days after receipt by the defaulting party of a notice from the non-defaulting party specifying such failure.

               7.1.1.2   The failure by either party (the
 defaulting party ) to perform, keep or fulfill any of the material terms set forth in this Agreement (other than those referred to in Section 7.1.1.1), and the continuance of such failure for a period of thirty (30) days after receipt by the defaulting party of notice thereof from the other party hereto (the non-defaulting party ) specifying such failure, provided that if such failure is of a nature that it cannot, with due diligence and in good faith, be cured within thirty (30) days, it shall not constitute an event of default unless such defaulting party fails to proceed promptly and with due diligence and in good faith to cure the same, and thereafter to prosecute the curing of such failure with due diligence and in good faith (it being intended that, in connection with a failure not susceptible of being cured with diligence and in good faith within thirty (30) days, the time of such defaulting party within which to cure the same shall be extended for such period as may be necessary for the curing thereof with due diligence and in good faith).

               7.1.1.3 Any of the following actions taken by either party (the defaulting party ): (i) apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets; (ii) file a voluntary petition in bankruptcy or admit in writing its inability to pay its debts as they come due; (iii) make a general assignment for the benefit of creditors; (iv) file a petition or an answer seeking reorganization or agreement with creditor or take advantage of any insolvency law, or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or (v) if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating such party a bankrupt or insolvent or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of ninety (90) consecutive days.

          7.1.2 Consequences of Event of Default. If an event of default shall occur, the non-defaulting party may, at its option, give to the defaulting party notice of intention to terminate the Agreement after the expiration of a period of thirty
(30) days from the date of such notice, and, upon the expiration of such period and even if the default has been cured, the Term shall expire on the date specified in the notice. Such termination shall be without prejudice to any right to damages which the non-defaulting party may have against the defaulting party under applicable law, subject to the terms of this Agreement.

          7.1.3 Circus Right to Terminate. Circus shall have the right to terminate on fifteen (15) days notice in the event
Lakeview fails to agree to an increase in the amount of the Annual Consulting Fee within five (5) days following Circus recommendation of such amount.

     7.2 Certain Rights on Termination. In addition to, and without limiting, the rights of a party pursuant to the provisions of this Article VII or other provisions of this Agreement, upon the termination of this Agreement for any reason under this or any other Article (including expiration of the Term), the following shall be applicable:

          7.2.1     All accrued unpaid fees, charges,
reimbursements, loans and other payments due Circus as of the date of termination (including any Annual Management Fee prorated through the date of termination) shall be paid by Lakeview to Circus within ten (10) days after the rendition to Lakeview by Circus of statements therefor.

          7.2.2 Lakeview shall indemnify, defend, protect and hold Circus harmless from all damages and liabilities owed to third parties, to the extent arising out of, in connection with, or resulting from the ownership, operation or use of the Resort after the date of termination, including, without limitation, (i) the failure of Lakeview following the expiration or earlier termination (for whatever cause) of this Agreement to provide all of the services contracted for in connection with the business booked for the Resort on or prior to the date of such expiration or termination, and (ii) any liability to employees or creditors of the Resort, including but not limited to any unfunded pension or retirement benefits required by law or contract. The provisions of this Section shall survive any such termination or expiration and shall be binding upon Lakeview and Circus, their successors and assigns.


                               ARTICLE VIII

                             Right to Perform

                       Covenants of Defaulting Party

     8.1 Right to Perform. If Lakeview or Circus shall fail to make any payment or to perform any act to be made or performed by it when required pursuant to this Agreement, then the non-defaulting party may, upon written notice to the defaulting party, and without waiving or releasing the defaulting party from any obligations under this Agreement, make such payment or perform such act. All sums so paid by the non-defaulting party and all necessary incidental costs and expenses incurred by the non-defaulting party in connection with the performance of any such act, together with interest thereon at the Effective Rate from the date of making such expenditure or expenditures by the non-defaulting party, shall be payable hereunder to the non-defaulting party upon demand. Any amounts payable hereunder to the non-defaulting party may, at the option of the non-defaulting party, be withdrawn from the Operating Accounts. The rights provided in this Section are in addition to the rights provided in Article VII hereof.


                                ARTICLE IX

                                Destruction

     9.1 Substantial Damages. If the Resort shall be substantially damaged by fire or other casualty to the extent that the Resort must be closed, either party may, at any time during the period of closing give notice to the other party terminating this Agreement effective upon receipt by the other party of such notice or, alternatively, suspending Circus obligations hereunder, and Lakeview s obligations to pay the Annual Consulting Fee (but not its other obligations during the period of closure). A notice of termination pursuant to this Section 9.1 shall be effective notwithstanding the giving of a prior notice of suspension pursuant hereto. Any insurance proceeds of Lakeview paid under any business interruption or similar insurance policy for loss of income, revenues or profits excluding proceeds for the cost of repairing and rebuilding of the Resort to substantially the same condition and character which existed immediately prior to the occurrence of such casualty, shall be paid to Lakeview. If Circus or Lakeview elects to terminate this Agreement as provided in this Section 9.1, the provisions of Section 7.2 shall be applicable and, in addition, Lakeview shall make the payments to Circus set forth above and all remaining proceeds shall be paid to Lakeview.

     9.2 Partial Damage. In the event of any damage to the Resort by fire or other casualty and the failure of either party to suspend this Agreement pursuant to Section 9.1 hereof, then this Agreement shall remain in full force and effect.



                                 ARTICLE X

                                Assignment

     10.1 Assignment by Circus.

          10.1.1 Circus may transfer this Agreement and its rights and obligations hereunder to any of the following: (i) Circus Circus Enterprises, Inc. ( CCEI ); (ii) any wholly-owned subsidiary of CCEI; (iii) any successor or assignee of CCEI which may result from any merger, consolidation, purchase of CCEI stock, recapitalization or reorganization; (iv) any assignee which shall acquire all, or substantially all, of the business and assets of CCEI and shall assume its obligations with reference thereto, including those hereunder, and in either case shall retain or replace those employees of Circus required to continue to operate the Resort pursuant to the Resort Standard, or (v) any assignee approved by Lakeview. Upon any assignment pursuant hereto and the assumption by the assignee of Circus obligation hereunder, Circus liability hereunder shall thereupon terminate, except as to the obligations, if any, accrued prior to the effective date of such assignment and assumption.

          10.1.2 Circus may also transfer this Agreement, without the consent of Lakeview, to any other Affiliate of Circus, but in the event of such assignment, Circus shall continue to be liable hereunder to the same extent as though such transfer had not been made.

          10.1.3 Except as provided above, Circus may not transfer its rights and obligations hereunder without the approval of Lakeview, which shall not be unreasonably withheld.

                                ARTICLE XI

                               Miscellaneous

     11.1 Approvals. Whenever either party hereto is requested or required hereunder to give its consent or approval to a matter, such consent or approval shall not be unreasonably withheld or delayed except where specifically provided that such party may withhold its consent in its sole discretion.

     11.2 No Waiver. No failure by Circus or Lakeview to insist upon strict performance of any covenant, agreement, term or condition of this Agreement, or to exercise any right or remedy consequent upon a breach thereof, shall constitute a waiver of any such breach or any subsequent breach of such covenant, agreement, term or condition of this Agreement, and no breach thereof shall be waived, altered or modified except by written instrument. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, agreement, term or condition of this Agreement shall continue in full force and effect with respect to any other existing or subsequent breach thereof.

     11.3 Successors and Assigns. Subject to the provisions of
Article X hereof, this Agreement shall be binding upon the heirs, personal representatives, successors and assigns of the parties hereto.

     11.4 Circus Right to Close Resort. If at any time during the term hereof it becomes necessary in Circus reasonable opinion to cease operation of the Resort in order to protect the Resort and/or the health, safety and welfare of the guests and/or employees of the Resort in an emergency situation caused by a Force Majeure, then in such event Circus shall promptly notify Lakeview and may close and cease operation of all or part of the Resort, reopening and commencing operation when Circus and Lakeview deem that such may be done without jeopardy to the Resort, its guests and employees.

     11.5 Indemnification.

          121.5.1 Lakeview shall indemnify, defend, protect and hold Circus harmless from and against any and all claims, demands, causes of action or liabilities owed to third parties, including attorneys fees and all other costs and expenses incident thereto
( claims ), to the extent arising out of any action taken or omitted to be taken pursuant to this Agreement by Circus or Lakeview, their respective officers, shareholders, employees, or its agents or representatives employed pursuant to the terms of this Agreement, except actions constituting a willful material breach of Circus obligations hereunder or defaults arising out of the fraud, willful misconduct, gross negligence of Circus or its officers or employees or taken or omitted to be taken in bad faith, with respect to which actions or defaults Lakeview shall have no liability.

          11.5.2 Circus shall indemnify, defend, protect and hold Lakeview harmless from all costs, expenses, claims, damages and liabilities, including, without limitation, counsel fees and disbursements, arising out of, in connection with, or resulting from Circus fraud, gross negligence, willful misconduct or willful material breach of an express provision of this Agreement.

     11.6 Notices. All notices, demands, requests, consents or approvals required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served and mailed, registered or certified, return receipt requested, postage prepaid (or by a substantially similar method), or delivered by a reputable overnight courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or such other address as such party shall have specified most recently by written notice. Notice shall be deemed given or delivered on the date of service or transmission if personally served or served by overnight courier service or transmitted by telegram, telex or facsimile. Notice otherwise sent as provided herein shall be deemed given or delivered on the third business day following the date mailed or on the next business day following the delivery of such notice to a reputable overnight courier service.

     To Lakeview:

               Goldstrike Development Company, Inc.
               c/o David R. Belding
               Highway 93
               Boulder City, Nevada 89005

     To Circus:

               Circus Circus Casinos, Inc.
               2880 Las Vegas Boulevard South
               Las Vegas, Nevada 89109
               Attn.: General Counsel


     11.7 Amendments. Neither this Agreement, nor any provision hereof, may be modified, altered or changed except by another written instrument executed by the parties hereto.

     11.8 Entire Agreement. This Agreement, along with all other agreements being executed concurrently herewith, contains the entire agreement of the parties hereto concerning the direction, supervision, management and operation of the Resort, and this Agreement supersedes all other agreements and understandings (whether oral or written) heretofore made by the parties.

     11.9 Applicable Law. This Agreement shall be governed in all respects by the laws of the State of Nevada.

     11.10 Extensions for Force Majeure. If either party is delayed in the performance of any covenant of this Agreement because of Force Majeure (financial inability, imprudent management or negligence excepted), then such performance shall be excused for the period of the delay and the period for such performance shall be extended for a period equivalent to the period of such delay, except that the foregoing or any Force Majeure shall in no way affect or apply to any party s obligation to provide funds as required herein. Nothing herein contained shall excuse a party from exercising all due diligence and taking all necessary actions possible under the circumstances to terminate any delaying cause herein specified at the earliest feasible time.

     11.11 Time. Time is of the essence of this Agreement and every portion hereof.

     11.12 Confidentiality. During the term of this Agreement, Circus or Lakeview may have access to or become acquainted with various trade secrets and confidential information of the other, including recipes, management guidelines and procedures, operating manuals and similar compilations and documents regularly used in the operation of the business of the other. Neither party shall disclose to any third person any of the other party s, or use the other party s trade secrets or confidential information, directly or indirectly, during or subsequent to the term of this Agreement. Except in the case of Circus and its Affiliates in the due performance of its obligations hereunder, each party further agrees not to photocopy or otherwise duplicate any such material without the prior written consent of the other party. All recipes, files, records, documents, compilations, manuals and similar items (including all copies or facsimiles thereof) shall remain the exclusive property of the originating party.

     11.13 Relationship. Nothing in this Agreement shall constitute or be construed to be a partnership or joint venture between Lakeview and Circus. To the extent appropriate to the duties and obligations hereunder, Circus shall be an agent and none of its independent employees shall be employees of Lakeview. This Agreement is for the benefit of Lakeview and Circus and shall not create third party beneficiary rights.

     11.14 Attorneys Fees. If any action or proceeding is commenced to obtain a declaration of rights hereunder or to enforce any provision hereof, to seek rescission of this Agreement for default or any other relief in connection with the transaction contemplated herein, whether legal or equitable (including, without limitation, any cross-complaint, counterclaim or third party claim), the prevailing party in such action shall be entitled to recover its cost and expense of suit, including but not limited to reasonable attorneys fees and accountant s fees in addition to all other relief to which it may be entitled therein whether or not such action is prosecuted to judgment.

      11.15 Construction and Interpretation. This Agreement shall not be construed for or against either party by reason of the authorship or alleged authorship of any provision hereof or by reason of the status of the respective parties. This Agreement shall be construed reasonably to carry out its intent without presumption against or in favor of either party. The natural persons executing this Agreement on behalf of each party have the full right, power and authority to do and affirm the foregoing warranty on behalf of each party and on their own behalf. If any provision hereof shall be declared invalid by any court or in any administrative proceeding, then the provisions of this Agreement shall be construed in such manner so as to preserve the validity hereof and the substance of the transaction herein contemplated to the extent possible. The captions on sections are provided for purposes of convenience and are not intended to limit, define the scope of or aid in interpretation of any of the provisions hereof. References to a party or parties shall refer to Lakeview and Circus, or both, as the context may require. All pronouns and singular or plural references as used herein shall be deemed to have interchangeably (where the sense of the sentence requires) a masculine, feminine or neuter, and/or singular or plural meaning, as the case may be.

     11.16 Counterparts. This Agreement may be executed in counterparts, which counterparts shall together constitute one
Agreement.

     IN WITNESS WHEREOF, the parties have hereunto executed and delivered this Agreement as of the date first hereinabove set forth.

 Circus                             Lakeview

CIRCUS CIRCUS CASINOS, INC.        LAKEVIEW COMPANY
                                   By: Goldstrike Development
Company, Inc.
                                   Its: General Partner
By:___________________________

Its:___________________________              By:
__________________________
     David R. Belding, President